EXHIBIT 99.1

PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
June 14, 2016

Contact:                          Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. PRICES EURO 350 MILLION
PRIVATE OFFERING OF SENIOR NOTES DUE 2024

New York, NY – PVH Corp. [NYSE: PVH] today announced that it has set the pricing of its offering of €350 million principal amount of senior notes due 2024.  The notes will bear interest at the rate of 3 5/8% per annum. The Company intends to use the net proceeds of the offering for general corporate purposes and to pay related transaction fees and expenses.

The notes are being offered in a private offering to persons reasonably believed to be qualified institutional buyers in the U.S. pursuant to Rule 144A under the Securities Act of 1933 and to certain persons outside of the U.S. pursuant to Regulation S under the Securities Act. The notes will not be registered under the Securities Act, or the securities laws of any state, and may not be offered or sold in the U.S. without registration or an applicable exemption from the registration requirements.  The offering is currently expected to close on June 20, 2016, subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About PVH Corp.

With a heritage going back over 130 years, PVH Corp. has excelled at growing brands and businesses with rich American heritages, becoming one of the largest apparel companies in the world. We have over 30,000 associates operating in over 40 countries with over $8 billion in 2015 revenues. We own the iconic Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD, ARROW, Speedo*, Warner's and Olga brands and market a variety of goods under these and other nationally and internationally known owned and licensed brands.
*The Speedo brand is licensed for North America and the Caribbean in perpetuity from Speedo International, Ltd.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to its plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may now, or after the completion of the offering which is the subject of this release, be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the Company may be unable to complete the offering that is the subject of this release due to the failure of the conditions to closing to be satisfied; and (iv) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.